Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Johnson Controls International plc

Tyco Fire & Security Finance S.C.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to be Paid	Debt	3.000% Senior Notes due 2028	Rule 457(r)	$602,340,000	99.479%	$599,201,809	$92.70 per million	$55,546.01

(1)

The amount to be registered and proposed maximum aggregate offering price is for a €600,000,000 offering and is based on a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0039, the noon buying rate in New York City on August 19, 2022 for cable transfers payable in euro, as announced by the U.S. Federal Reserve Board.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of the offering is $599,201,809.